ASSET PURCHASE AGREEMENT

         THIS AGREEMENT executed this 1st of August, 1996 between and among Planet Entertainment, a New Jersey corporation with its principal place of business at 222 Rt. 35 Middletown, New Jersey ("the Buyer"); and Higher Ground Records ("The Other Side") a New Jersey corporation with its principal place of business at 69 Rolling Hills Drive Willingboro, New Jersey 08046 ("the Company") and Victor S. Wailer, Albert E. Jones, Calvin Taylor, James Ford, Garland Miche' Wailer, individuals who reside at ____________________________________
(collectively, "the Company and the Owners" or "the Sellers"). The Sellers and Buyer are referred to collectively as the Parties.

                                    RECITALS

         A. WHEREAS, Sellers are the sole owners of the Company which operate a gospel music production and talent agency (the "Business") under the name of Higher Ground Records. The Company owns certain intellectual property and contract rights to various master recordings and performers. The definition of the term "Business" is specifically intended to include all the assets, tangible and intangible, relating to that business.

         B. WHEREAS,   the   Sellers   desire   to  sell   assets   constituting
substantially all of the assets of the Business to Buyer.

         C. WHEREAS, Buyer wishes to acquire certain specified assets and continue to operate the business conducted by the Sellers.

         THEREFORE, in consideration of the premises and the covenants

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herein contained, the Parties hereto agree as follows:

I.       PURCHASE AND SALE OF ASSETS.

         A. 1. Sellers agree to sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from Sellers, the specific assets of Sellers which constitute the Business, as identified in Exhibit A on the Schedules attached thereto (and all such appurtenant thereto, tangible or intangible) attached hereto including certain inventory, equipment and fixtures, goodwill, trade name, and telephone and Yellow Page listings (if any), and certain other assets set forth therein (the "Assets").

            2. The amounts allocated to each Asset in Exhibit A and Exhibit C, Inventory, all of which are included in the Purchase Price, shall be used by all of the Parties for reporting for federal tax purposes. The necessary tax filings in order to comply with Internal Revenue Code Section 1060 is attached as Exhibit [ ]. Buyer's accountant shall complete such form.

            3. The Buyer shall not assume responsibility for any Liabilities of any nature or type related to, or due by, Sellers, or the Business. The Buyer is purchasing the Assets free and clear of all liens and encumbrances. The transaction described in this section is referred to as the "Sale". Sellers expressly acknowledge that Buyer has no responsibility for any Liabilities due to any suppliers to the Business arising prior to the date of this Agreement.

         B. The Sale shall include all the Sellers' interests in any accounts receivable.

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         C. The  Parties  have  taken a  physical  inventory  of all  equipment, appliances, utensils and fixtures used in the Business ("Equipment"), and have attached same as Exhibit A, hereto. The Buyer shall purchase any such items as part of the Purchase Price set forth herein. The Sellers shall not sell nor remove from the Premises any such items prior to the Closing of the transactions contemplated herein.

         D. Seller shall evidence the transfer of the Assets by executing the bill of sale in favor of Buyer in the form attached hereto as Exhibit D (the "Bill of Sale").

II.      PURCHASE PRICE.

         A. 1. The purchase price for the Sale shall be [ ] Thousand Dollars and 00/100s ($00.00) payable by certified or bank check on the Closing of this Agreement, inclusive of any amounts allocated for Inventory, if any, as provided herein (the "Purchase Price"). The entire Purchase Price shall be allocated among the creditors of the Sellers relating to the Business as required under N.J.S.A. 12A:6-106. Buyer shall pay the entire purchase price into an escrow held by Buyer's attorney who shall then make checks totaling the Purchase Price payable to such creditors contained in Exhibit B, and any creditors providing notice within Thirty (30) days as provided under N.J.S.A. 12A:6107. Copies of all such payments shall be furnished to both Buyer and Sellers. The escrow shall be governed by the terms of the Escrow Agreement attached hereto as Exhibit K.

III. LEASE.

Sellers hereby grant, assign, transfer, convey and relinquish any

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claim, rights or interests which Sellers may have in the Premises.


IV.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES.

         A. The Sellers represent, warrant and covenant to Buyer each of the items listed below:

            1. This Agreement constitutes, and each instrument to be executed and delivered by each of the Sellers in accordance herewith shall constitute, subject solely to the claims of creditors disclosed herein, the valid and legally binding obligation of each of the Sellers, enforceable against each of them in accordance with their respective terms. None of the Sellers are aware of any circumstance which could affect the validity, legality or enforceability of this Agreement.

            2. The Company is a duly organized, unincorporated organization, has all requisite authority to own, lease and operate the Assets and to carry on the Business as presently conducted, and is duly qualified and authorized to do business in the County of _____ State.

            3. No statements have been made by Seller in this Agreement or in the Exhibits or Schedules attached hereto, which are untrue statements of any fact, or misstatements of any fact which would make the statements contained herein or therein misleading.

            4. The Sellers do not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to the Assets, the Business or the which were known except as reflected in or otherwise disclosed in this Agreement or the

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Exhibits or Schedules.

            5. All income, unemployment and other taxes, franchise and similar returns and reports for the Sellers required by federal, state and local law, including but not limited to federal income tax Form 1120, federal employment tax Forms 904 and 941, and New Jersey Corporation reports have been duly and timely filed and all taxes, assessments and other governmental charges upon Sellers or upon the Premises, the Assets, the Business and the Store which Sellers in good faith believe are due and payable have been paid.

            6. Except as shall be set forth in this Agreement, or the Exhibits and Schedules attached, to be best of Sellers' knowledge, there are no actions, claims, proceedings or investigations pending, or threatened, against or affecting the Sellers, specifically and directly, with respect to their interests in the Business or the Assets, in any court or arbitration proceeding or before any governmental agency or authority, which if adversely decided, could have an adverse effect on the Business, or the Assets. To the best of Sellers knowledge neither the Company or any of the Sellers are subject to any order, judgment, injunction or decree which could adversely affect the Business, the Assets. To the best of Sellers' knowledge, the Sellers are not subject to any order, judgment, injunction, or decree which could prevent them from fully performing their obligations hereunder. The Sellers have not received any actual notice of any, action, claim, proceeding investigation. judgment, injunction. or decree which is not disclosed in the Schedules or Exhibits attached hereto.

            7.  Sellers do not have any employee benefit plans, as

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that term is defined in Section 3(3) of the Employee  Retirement Income Security
Act of 1974, as amended. Purchasers shall not have any responsibility or liability for the funding of any such plan or the payment of any benefits under any such plan.

            8. To the best of Sellers' knowledge no action or proceeding in bankruptcy or insolvency has commenced or been threatened against the Company or Sellers. Sellers' have no actual notice of any action or proceeding in bankruptcy or insolvency.

            10. The Company and Sellers have fully disclosed, to the best of their knowledge and ability, each and every liability, whether contingent or certain, in this Agreement, the Exhibits, and Schedules which relate to the Business, the Assets.

         B. The Purchaser represents, warrants and covenants to the Seller each of the items listed below:

            1. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of New Jersey, has all requisite authority to carry out its obligations under this Agreement and each of the Exhibits and Schedules attached.

            2. To the best of the Purchaser's knowledge, it is not subject to any claims, proceedings actions or judgements which could materially affect its ability to perform as required under this Agreement and each of the Exhibits and Schedules attached.

            3. This Agreement and each and every Exhibit and Schedule constitute, and each instrument to be executed and delivered by the Purchaser in accordance with this Agreement constitute a valid and legally binding obligation of Purchaser enforceable against it in accordance with their respective terms.

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The Purchaser is not aware of any circumstances which could affect the validity, legality or enforceability of this Agreement.

            5. All assets are purchased as is and are based on a physical inspection by Purchaser.

V.       FURTHER ASSURANCES.

         The Parties hereto shall, subsequent to the Closing, execute and deliver such further documentation and take such further actions, in each case without cost to the other Parties hereto, as shall be reasonably requested by any other Party hereto, to further evidence and perfect the completion of the Sale and other transactions described in this Agreement and the Exhibits and Schedules.

VI.      TRADE NAME.

         Purchaser is purchasing from Sellers, all of Sellers' right, title and interest in the trade name: Higher Ground Records in accordance with the provisions of the Assignment of Trade Name attached as Exhibit I, hereto.

VII.     INDEMNIFICATION.

         Sellers, jointly and severally, agree to indemnify and hold harmless Purchaser, against any and all losses, damages or expenses including reasonable attorney's fees arising out of or relating to any breach of any representation, warranty or covenant contained in this Agreement and the Exhibits and Schedules, or any failure to otherwise comply with the terms of this Agreement. This

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section  shall not preclude any Party from raising any defense which it may have in law or in equity in connection with any claim for indemnification.

VIII.    BROKERS AND EXPENSES.

         A. The Sellers and the Buyer represent and warrant to each other that none of them has dealt with any broker in connection with this transaction. Each Party agrees to indemnify and hold the other Parties hereto harmless against any obligation or liability, contingent or otherwise, for brokers' commissions or finders' fees.

         B. The Sellers and the Buyer shall pay all their own expenses incurred in connection with the transactions contemplated hereunder, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants.

IX.      CONSTRUCTION.

         A. This Agreement may not be modified, renewed, extended, or discharged, except by an agreement in writing signed by the party against whom enforcement of the modification, renewal, extension or discharge is sought, or by such party s agent.

         B. Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the rest of this Agreement which shall be interpreted to conform, to the extent permitted by law, with the original intent of the parties.

         C. This Agreement contains the entire understanding of the Parties, and such understanding may not be modified or terminated

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except in writing signed by the Party to be charged.

         D. This Agreement shall be governed by the laws of the State of New Jersey (the "State").

         E. The Parties consent to personal jurisdiction in the State, and in any federal court situated therein.

         F. In the event of any conflict between a provision of this Agreement and any Exhibit or Schedule, the provisions of this Asset Purchase Agreement shall control.

         G. Waiver of any breach of this Agreement must be in writing and shall not be deemed a waiver of- any preceding or succeeding breach of the same or any other provision.

         H. Captions, Section numbers and headings have been inserted for convenience only and such shall not be construed to affect the interpretation of any provision of this Agreement.

X.       NOTICES.

         Any notices provide herein or pursuant to this License shall be sent via certified mail return receipt requested, registered mail, facsimile, overnight courier, or by hand delivery. Notice sent via mail shall be effective on the Third (3rd) business day after dispatch. Notice sent via facsimile or hand delivery shall be effective upon receipt. Notice sent by overnight courier shall be effective on the next business day. All Notices shall be given to the party to be notified at the address first above written, unless notice in accordance with the terms hereof is given of a change in such address. A copy of any Notice to Buyer shall be sent to:

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XI.      ASSIGNABILITY.

         This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

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         IN WITNESS  WHEREOF,  the  undersigned  parties have duly  executed and delivered this Agreement as of the date first above written:

         Purchaser:

         By:
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         Sellers:


         -------------------------------------------
         Victor S. Wailer, President

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         Albert E. Jones, Vice President

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         Calvin Taylor, Esq., Director of Operations

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         James Ford, Director of Promotions

         -------------------------------------------
         Garland Miche' Wailer, Producer